Executive Summary

UNATION “Connecting the world through Events” is located in Tampa, Florida and San Francisco, California. UNATION is a mobile app and desktop social engagement engine that allow a business/brand or an individual to create meaningful and relevant EVENTS, with the option of adding our robust ticketing and registration platform, all built around their unique brand. Events are how businesses support their customers, employees, partners and communities. UNATION’s purpose is to connect the world through events and create relevant branding, meaningful relationships, timely commerce and powerful analytics.

UNATION HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER REGULATION A+ TO RAISE UP TO $30 MILLION FROM BOTH ACCREDITED AND NON-ACCREDITED INVESTORS. REGULATION A+ ALLOWS COMPANIES TO PROMOTE A POTENTIAL OFFERING IN ORDER TO SEE HOW MUCH INTEREST THEY RECEIVE WHILE THEY SUBMIT MATERIALS AND WAIT FOR FINAL APPROVAL BY THE SEC. THIS ‘TESTING THE WATERS’ STAGE LASTS UNTIL THE OFFERING HAS BEEN “QUALIFIED” FOR FUNDRAISING BY THE SEC.

Competitive Advantage and Target Market: UNATION’s social engagement engine and unique event structure allows businesses to effectively identify and engage their best customers, while at the same time enabling the proper context of sharing and recommendations back to their customers relevant friends. Our target markets are individuals/businesses that attend events or puts on events. Initially, to expedite user growth, the focus will be on partnerships to gain power users. We define power users as individuals who attend and share a lot of events, and a business who hosts multiple events each month. The interaction between these two groups will activate the less active users downstream.

UNATION saves businesses (brands) time and money and helps them understand their followers/customers more effectively, which in turn makes it easier to monetize their social following.

1.

UNATION is the easiest place to create a mobile brand. 86% of social happens on a phone. 90% of local search happens on a phone. With more people engaging with websites from their phone every business needs a mobile brand. Additionally, Google ranks businesses with Mobile Friendly sites higher in their search algorithm.

2.	On UNATION, your brand and events also live in a network, so you can continuously group, connect and find people who are interested in your events.

3.	On UNATION you can create a public searchable event in less than a minute that is not only viewable for those searching on UNATION, but also major search engines.

4.	Save time by creating one event and sharing it to all other social channels in one simple tap.

5.

Get to know and empower the 20% of your customers who make up 80% of your business. Truly understand your fans and followers by easily creating groups based on their actual interests, which in turn allows you to pinpoint your marketing strategy. On UNATION, users are telling you what they like and are interested in the events they are attending and engaged with.

6.	Monetize relationships around your brand with enterprise level analytics. On UNATION, you can not only take action from the data, but our active intelligence will actually coach you through it.

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From an individual user perspective, our “network” makes it extremely easy to find something to do, while at the same time build relationships with people who share the same interest. If you are an individual, UNATION is the place to find events and things to do that interest you, and more importantly, that you can experience with the people you care about. And uniquely to UNATION, connect with people who share similar interests.

1.	UNATION is far and away the easiest place to discover things to do. Open our app, find events. It's that simple.

2.

UNATION makes it extremely easy to connect with people around events. This is called Affinity Bonding. Our simple premise is that you do more things with people that you share a common interest with than those who you do not. That's how you create true meaningful friendships.

3.	It's the fastest way to create public or private life cycle events; sporting events, concerts, birthday parties, graduations, etc.

Social Media’s Noise and UNATION’s Solution: Events are how brands come to life! We live our lives through events; they are the most important thing we do with our free time and disposable income. When we attend and/or follow an event we are making a real investment -- an investment of time, money and reputation. It is not just a mere “like". Instead, we are choosing to go somewhere with others who share similar interests and values in some way. As such, the relationships and bonds we create on UNATION are more meaningful than a “like” or a “share” on conventional social media outlets. UNATION does not take the place of friendships; it creates and enhances real bonds.

Current social media platforms make it impossible to form a true connection with like-minded people or with your loyal customers/fans. UNATION takes away the noise and brings proper context to relationships by focusing on the events of our lives. By attending an event we are making a choice; a choice to get out of the house; a choice to go somewhere with people we actually like; a choice to spend money; or a choice to support the business, brands and causes that we care about. It's that investment of time and money that is much more compelling than just a traditional "like" or "follow."

UNATION enables true connection by providing a platform where it's incredibly easy to discover events; those events which are especially relevant to a user, both in time and location. There is no other platform that curates all levels of events -- from high-end concerts to the happy hour down the street -- and presents them in such an intuitive way as UNATION. Additionally, an event-driven business or venue can easily create public events that are then searchable to relevant users.

UNATION’s competition: Facebook; you can create events on Facebook, but they are not at all intuitive and once created, they are very difficult to find and interact with. Additionally, Facebook does not achieve the event coverage of UNATION. Eventbrite; you can create events on Eventbrite and also sell tickets to your event. However, the only events you can find on Eventbrite are the events that have been created as ticketed events on Eventbrite. You will not find the big concert or the baseball game. eVite; you can create small life cycle events on eVite, but the platform is very limited. You cannot search for events, nor create a multifaceted event with tickets, crowdsourcing, etc.

Recent and Future Milestones: From the creative genesis of UNATION on a movie set to its fully implemented iPhone and web application, UNATION has become an intriguing and coveted partner to groups and organizations who look to leverage social media in a relevant and meaningful way. Recent milestones include:

•	UNATION iPhone App: Live and in iTunes Store.
•	UNATION Android App: Live and in Google Play Store.
•	UNATION Desktop App: Live on Web now.

-	Improvements, iterations and additional features coming every four weeks.

•	UNATION Ticketing: Live now.

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•	UNATION Check-In App for IOS: Live and in iTunes Store.
•	American Track League partnership kicked off April 2016. First event in June 2016.
•	UNATION has launched Tampa Bay, Orlando, Key West and Atlanta. Will expand to Nashville and Miami in fourth quarter 2016, with a complete national rollout throughout 2017.

Partnerships: UNATION has partnered with the American Track League (ATL) and will be their exclusive ticketing and registration App for all events. The partnership incorporates revenue sharing agreements synergistic to all parties. ATL’s growth will come from their rapidly expanding stable of top-level athletes, as well as their business model of fun and fan engagement, which differentiates their events from all other in the track and field sphere.

UNATION by the Numbers: Unlike many early stage social networking platforms, UNATION has a uniquely evolved revenue model inclusive of the ability to monetize separate business relationships in addition to the enormous potential advertising revenue derived from growth of the UNATION users. Some of the most prominent revenue streams for UNATION future business model are as follows:

Revenue 1.	Ticketing: Users can easily create and add a ticket to any UNATION event. UNATION collects registration fees off all tickets sold.

Revenue 2.	Premium Applications: Users can upgrade to various professional versions for premium fees.

Revenue 3.	Promoted Content: A user will be able to promote their event to the top of a categorical search.

Revenue 4.

Affiliate Income: Shared referral based revenue model enabling UNATION to participate directly from ticket sales from other ticketing platforms attached to a UNATION event. UNATION will also participate in revenue from other ancillary actions around an event, such as hotel bookings, airline travel and rental car transactions.

Revenue 5.	Advertising: Inclusive to banners, pop-ups, etc. are select advertising on photo streams, video inlays and category takeovers.

Revenue 6.	Enterprise Analytics: Detailed high-level analytics to interrogate user interfaces with premium applications.

Revenue 7.	Services: UNATION has the ability to offer numerous fee services for design, artwork, etc.

Assumptions, Proforma and Industry Comparisons: The following analysis is based on assumptions (industry related comparisons) and is a proforma on a projected base of ten million (10,000,000) users including all monetization sources as defined above:

Assumption 1: Ticketing. UNATION receives a registration fee for every ticket sold on our platform. Fees range from .99 cents to $5.95 depending on cost of the ticket. UNATION assumes that 0.25% of all users will create a ticketed event monthly, with an average attendee list of 40 and an average registration fee of $1.95. At these assumptions, on 10M users, UNATION would generate $23,400,000 in (un-compounded) yearly revenue.

Assumption 2: Premium Applications. A premium user is defined as someone willing to pay for upgrades so they can make money off their page and events. An upgraded user will then have the ability to promote content, use upgraded applications and have access to premium analytics. UNATION assumes that 2% of all users will be premium users; by comparison, 12.5% of LinkedIn users are premium users. Therefore, based on a user base of 10M users and 2% becoming Premium Applications (200,000) paying our monthly fee of $25 would equal $5M in monthly revenue or $60M annually. It is important to know that all of this revenue to UNATION is supported by technology and does not require human capital to support these transactions.

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Assumption 3: Promoted Content. If the same 2% of the premium users (200,000) average $25 per month in promoted event content, this would be an additional $5M per month and $60M annually. Similarly, a large portion of this revenue is supported by technology with only larger accounts attended to by a UNATION representative.

Assumption 4: Affiliate Income. UNATION has already contracted with multiple affiliates with unique revenue sharing models. As an example, UNATION’s affiliation with Travel Solutionz ™ shares in the travel related revenues introduced by UNATION. With relatively modest projections (1% of all major event attendees will engage in a travel related service – i.e. hotel stay, airline, rental car) and Travel Solutionz™ estimates of an average $10M first year sales for 10M users, UNATION would derive additional revenue of approximately $1M in one year solely based on this one affiliate (projections in year 3 would increase this revenue to nearly $2M in year 3 from this single source alone).

With just two of these revenue streams (Premium Applications and Promoted Content), the projected revenue to UNATION equals $120M in revenue for 10M users -- or $12 per user, per year. With the addition of ticketing revenue, and on a user base of 10M, UNATION approaches $15 per user, per year. Comparatively, Facebook (depending upon the source) ranges between $15-$16 in revenue per user per year; when they went public they were less than $4 per user/year. At this stage in UNATION’s development, the comparative revenue model is at a significantly higher, or evolved, trajectory. By comparison, Twitter’s revenue per user per year when they went public was near $0.

The following illustration is the current valuations of prominent social networking public companies:

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For additional information please contact the company

If you would like additional information about an investment in our company or to schedule a meeting with one of our executives, please contact Jody Clermont, Chief Operating Officer / Investor Relations at jclermont@unation.com.

UNATION Corporate Offices

Executive Office	Marketing Office	Technology Office
UNATION, LLC.	UNATION, LLC.	UNATION, LLC.
12802 Tampa Oaks Blvd.	324 South Hyde Park Ave.	657 Mission Street
Suite 405	Suite 375	Suite 500
Tampa, FL 33637 USA	Tampa, FL 33606 USA	San Francisco, CA 94105 USA

Email: info@unation.com	Websites: www.unation.com | www.unationpartners.com

UNATION Executive Team

John Bartoletta	Chief Executive Officer / Founder	jbartoletta@unation.com
George Beardsley	Chief Strategy Officer / Co-Founder	gbeardsley@unation.com
Jody Clermont	Chief Operating Officer / Investor Relations	jclermont@unation.com

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Disclosure: The opinions and information contained herein have been obtained or derived from sources believed to be reliable, but UNATION makes no representation as to their timeliness, accuracy or completeness. This report is not an offer to sell or a solicitation of an offer to buy any security. The information and material presented in this report are for general information only and do not specifically address individual investment objectives, financial situations or the particular needs of any specific person who may receive this report. UNATION prepared this report and takes sole responsibility for its content and distribution. All views expressed are the opinions of UNATION based solely on data that was obtained from independent research sources and reports from third party research providers. All views expressed are the opinions of UNATION. No guarantee is made regarding forecasts, future user projections, future revenue projections or implied future valuations. The data used was believed to be reliable but no representation or warranty, express or implied, is made by UNATION, its affiliates, partners or any other person as to its accuracy, completeness or correctness. All opinions and estimates contained in this report constitute UNATION’s judgment as of the date of this report, are subject to change without notice and are provided in good faith but without legal responsibility. This report is not an offer to sell or a solicitation of an offer to buy any securities. This material is prepared for general circulation to individuals, including individuals who are affiliates of UNATION, and does not have regard to the particular circumstances or needs of any specific person who may read it. The investments or services contained in this report may not be suitable for you and it is recommended that you consult an independent investment advisor if you are in doubt about the suitability of such investments or services. To the full extent permitted by law neither UNATION nor any of its affiliates, nor any other person, accepts any liability whatsoever for any direct or consequential loss arising from any use of this report or the information contained herein. No matter contained in this document may be reproduced or copied by any means without the prior consent of UNATION. Copyright © UNATION, 2016. All rights reserved.

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ADDITIONAL DISCLOSURE: NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE TO UNATION, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES OF UNATION CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY UNATION WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER TO BUY SECURITIES MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ITS ACCEPTANCE IS GIVEN AFTER THE DATE OF QUALIFICATION. ANY INDICATIONS OF INTEREST IN UNATION OFFERING INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. THE OFFERING MATERIALS MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, UNATION, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-L OOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-L OOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. UNATION IS “TESTING THE WATERS” UNDER REGULATION A+ UNDER THE SECURITIES ACT OF 1933. THIS PROCESS ALLOWS COMPANIES TO DETERMINE WHETHER THERE MAY BE INTEREST IN AN EVENTUAL OFFERING OF ITS SECURITIES. UNATION IS NOT UNDER ANY OBLIGATION TO MAKE AN OFFERING UNDER REGULATION A+. IT MAY CHOOSE TO MAKE AN OFFERING TO SOME, BUT NOT ALL, OF THE PEOPLE WHO INDICATE AN INTEREST IN INVESTING, AND THAT OFFERING MIGHT NOT BE MADE UNDER REGULATION A+. IF UNATION DOES GO AHEAD WITH AN OFFERING, IT WILL ONLY BE ABLE TO MAKE SALES AFTER IT HAS FILED AN OFFERING STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THE SEC HAS “QUALIFIED” THE OFFERING STATEMENT. THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION UNATION IS PROVIDING NOW, AND COULD DIFFER IN IMPORTANT WAYS. YOU MUST READ THE DOCUMENTS FILED.

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